WAYNE HUMMER

LARGE CAP CORE FUND

CLASS Y SHARES

PROSPECTUS

[JUNE 1, 2009]

1-877-942-8434

www.whummer.com

This Prospectus provides important information about the Fund that you should know before investing.  Please read it carefully and keep it for future reference.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

RISK/RETURN SUMMARY

Investment Objective

Principal Investment Strategies

Principal Risks

PERFORMANCE

FEES AND EXPENSES

Shareholder Fees

Annual Fund Operating Expenses

ADDITIONAL INFORMATION ABOUT THE FUND'S INVESTMENT OBJECTIVE, STRATEGIES AND

RELATED RISKS

MANAGEMENT OF THE FUND

Investment Adviser

Investment Sub-Adviser

Portfolio Manager

NET ASSET VALUE

HOW TO PURCHASE SHARES

REDEMPTIONS

TAX STATUS, DIVIDENDS AND DISTRIBUTIONS

MARKET TIMING

DISTRIBUTION OF SHARES

See the Fund’s Notice of its Privacy Policy on the last page of this Prospectus.

RISK/RETURN SUMMARY

This Prospectus describes the Wayne Hummer Large Cap Core Fund (the “Fund”), a diversified series of Northern Lights Fund Trust (the “Trust”), an open-end investment management company.  This section briefly describes the investment objective, principal investment strategies, and principal risks of the Fund.

Investment Objective

The Fund seeks to provide total return that exceeds the total return of the S&P 500 Index over long-term market cycles. Total return is comprised of both capital appreciation and income. The Fund’s investment objective is a non-fundamental policy and may be changed upon 60 days’ written notice to shareholders.

Principal Investment Strategies

The Fund invests, under normal market conditions, at least 80% of its assets in large-capitalization companies, although it is currently anticipated that the Fund normally will invest at least 95% of its net assets in these companies. The Fund defines large-capitalization companies as companies that have market capitalizations at the time of purchase within the range of market capitalizations of companies in the S&P 500 Index (ranging from $1.5 billion to $350 billion, with an average of $70.7 billion, as of the date of this prospectus). The S&P 500 Index is an unmanaged index of 500 stocks chosen for market size, liquidity and industry group representation, with a focus on the large cap segment of the U.S. market.

Although the Fund may from time to time emphasize smaller or larger capitalization companies within the range of the S&P 500, as a result of the quantitative process discussed below, Wayne Hummer Asset Management Company, LLC (the “Adviser”) and Advanced Investment Partners, LLC (the “Sub-Adviser”) anticipate that generally the Fund’s capitalization weightings will be similar to those of the S&P 500 Index. The Fund’s investments primarily include common stocks of U.S.-based companies that are listed on a U.S. stock exchange.

The Fund follows a “core” strategy in that it is intended not to exhibit a pronounced style bias towards either “growth” or “value.”  The Sub-Adviser’s proprietary quantitative process may tilt the Fund temporarily towards a particular style, but such tactical shifts are expected to even out over time.

The Fund is actively managed using a proprietary quantitative process which projects a stock’s performance based upon a variety of factors, such as the stock’s growth or value traits, market capitalization, earnings volatility, earnings yield, financial leverage or currency sensitivity. This process tracks the historical performance of each of these factors against relevant economic and market variables, and then determines how each of the factors is expected to perform given current economic conditions. The process then measures the relative sensitivity of each of the stocks in the Fund’s investable universe to the various factors and projects each stock’s performance based on this sensitivity. Stocks are selected for purchase or sale through a disciplined analysis intended to maximize the Fund’s overall projected return while maintaining risk levels (as measured by volatility) similar to that of the S&P 500 Index.

In addition to investing in common stocks within the S&P 500 Index, the Fund may invest in exchange traded funds (“ETF’s”) in order to reduce cash balances in the Fund and increase the level of Fund assets exposed to companies within the Fund’s benchmark index.

The Fund may sell stocks short if the Sub-Adviser believes those stocks will underperform the market. The Fund will limit its short sales to no more than 30% of the Fund’s net assets.  When the Fund takes a short position it sells stock it does not own and settles the sale by borrowing the stock from a lender. To complete, or close out, the short sale transaction, the Fund buys the same stock in the market and returns it to the lender. The Fund makes money when the market price of the borrowed stock goes down and the Fund is able to replace it for less than it received when the Fund sold it short. Alternatively, if the price of the stock goes up after the short sale and before the short position is closed, the Fund will lose money because it will have to pay more to replace the borrowed stock than it received when it sold the stock short.

The Sub-Adviser determines the size of each long position (i.e., stocks owned by the Fund) or short position (i.e., stocks the Fund has sold short) by analyzing the tradeoffs among a number of factors, including the attractiveness of each position, its estimated impact on the risk of the overall portfolio and the expected cost of trading.

Principal Risks

Many factors affect performance and the Fund cannot guarantee that it will achieve its investment objective.  When you redeem your shares of the Fund, they could be worth more or less than what you paid for them.  As a result, an investor could lose money on an investment in the Fund.  An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any government agency.  The Fund is subject to the following principal risks:

o

Management Risk.  The ability of the Fund to meet its investment objective is directly related to the Sub-Adviser's proprietary quantitative investment process.  The Sub-Adviser's assessment of the attractiveness and potential appreciation of particular investments in which the Fund invest may prove to be incorrect and there is no guarantee that the Sub-Adviser's investment strategy will produce the desired results.

o

Market Risk. Market risk refers to the risk related to investments in securities in general and the daily fluctuations in the securities markets. The Fund’s performance will change daily based on many factors, including fluctuation in interest rates, the quality of the instruments in the Fund’s investment portfolio, national and international economic conditions and general market conditions.

o

Company Risk. Common stock prices are subject to market, economic and business risks that will cause their prices to fluctuate over time.  The value of individual stocks may decrease in response to company financial prospects or changing expectations for the performance of the company.  While common stocks have historically been a leading choice of long-term investors, stock prices may decline over short or even extended periods.

o

Risks Associated with Investing in ETFs. ETFs are listed on national stock exchanges and are traded like stocks listed on an exchange. ETF shares may trade at a discount or a premium in market price if there is a limited market in such shares. Investments in ETFs are subject to brokerage and other trading costs, which could result in greater expenses to the Fund. ETFs also are subject to investment advisory and other expenses, which will be indirectly paid by the Fund. As a result, your cost of investing in the Fund will be higher than the cost of investing directly in ETFs and may be higher than other mutual funds that invest exclusively in stocks and bonds. You will indirectly bear fees and expenses charged by the ETFs in addition to the Fund's direct fees and expenses. Finally, because the value of ETF shares depend on the demand in the market, the Sub-Adviser may not be able to liquidate the Fund's holdings at the most optimal time, adversely affecting the Fund's performance.

o

Foreign Investing.  The Fund may invest in foreign-domiciled companies whose regular shares trade on U.S. stock exchanges.  While such firms must meet the same SEC disclosure requirements as US-based firms, investing in foreign companies may involve more risks than investing in U.S. companies. These risks can increase the potential for losses in the Fund and may include, among others, currency risks (fluctuations in currency exchange rates), country risks (political, diplomatic, regional conflicts, terrorism, war, social and economic instability, expropriation, currency devaluations and policies that have the effect of limiting or restricting foreign investment or the movement of assets), different trading practices, less government supervision, less publicly available information, limited trading markets and greater volatility.

o

Short Sales and Leverage Risk. Short sales involve the sale of a security the Fund has borrowed, with the expectation that the security will underperform the market. Short sales create a risk that the Fund will be required to close the short position by buying the security at a time when the security has appreciated in value, thus resulting in a loss to the Fund. A short position in a security poses more risk than holding the same security long. Because a short position loses value as the security's price increases, the maximum loss on a short sale is theoretically unlimited. The maximum loss on a long position is limited to what the Fund originally paid for the security together with any transaction costs. The Fund may not always be able to borrow a security the Fund seeks to sell short at a particular time or at an acceptable price. As a result, the Fund may be unable to fully implement its investment strategy due to a lack of available stocks or for other reasons. It is possible that the market value of the securities the Fund holds in long positions will decline at the same time that the market value of the securities the Fund has sold short increases, thereby increasing the Fund's potential volatility. A Fund will incur transaction costs, including interest expenses, in connection with opening, maintaining, and closing short sales. Short sales involve leverage because the Fund borrows securities and then sells them, effectively leveraging its assets. The use of leverage may magnify gains or losses for the Fund. When the Fund enters into a short sale, it must segregate assets to cover its financial obligation under the short sale.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

o

Portfolio Turnover Risk. The Fund’s trading activity could increase its transaction costs (thereby lowering performance) and increase the amount of taxes that a shareholder may pay.

Who May Want to Invest?

Consider investing in the Fund if you are:

o

investing for a long-term goal such as retirement (five year or longer investment horizon)

o

willing to accept higher risks of investing in the stock market in exchange for potentially higher long term returns

This Fund will not be appropriate for someone:

o

seeking steady, monthly income

o

pursuing a short-term goal or investing emergency reserves

o

seeking safety of principal

PERFORMANCE

Because the Fund has only recently commenced investment operations, no performance information is available for the Fund at this time. In the future, performance information will be presented in this section. Also, shareholder reports containing financial and performance information will be mailed to shareholders semi-annually.

FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)	Class Y
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of offering price)	None
Maximum Deferred Sales Charge (Load) (as a percentage of redemption proceeds)	None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and Other Distributions	None
Redemption Fee (as a percentage of amount redeemed)(1)	None
Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
Management Fees(2)	0.60%
Distribution and Service (12b-1) Fees	None
Other Expenses(3)	1.58%
Acquired Fund Fees and Expenses(4)	0.01%
Total Annual Fund Operating Expenses	2.19%
Fee Waiver(2)	1.64%
Net Annual Fund Operating Expenses	0.55%

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods.  The example also assumes that your investment has a 5% return each year, you reinvest all dividends and capital gains distributions and that the Fund’s operating expenses remain the same (except for year 1).  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	1 Year	3 Years
Class Y	$XX	$XX

(1)

The Fund charges a $15 wire transaction fee for redemptions effected by wire.

(2)

The Adviser has agreed to voluntarily reduce its management fee, at least until July 31, 2010, to 0.55%. In addition, the adviser has contractually agreed to reduce its fees and to reimburse expenses, at least until July 31, 2010, to ensure that Net Annual Fund Operating Expenses (exclusive of any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, indirect expenses such as dividend expense on securities sold short and expenses of other investment companies in which the Fund invests, or extraordinary expenses such as litigation) will not exceed 0.54%.  Fee waivers and expense reimbursements are subject to possible recoupment from the Fund in future years on a rolling three year basis (within the three years after the fees have been waived or reimbursed) if such recoupment can be achieved within the foregoing expense limits.

(3)

These expenses, which include custodian, transfer agency, shareholder servicing, and other direct fund expenses, as well as the dividend expense on securities sold short, are based on estimated amounts for the Fund’s current fiscal year.

(4)

The operating expenses in this fee table will not correlate to the expense ratio in the Fund's financial statements (or the financial highlights in this Prospectus) because the financial statements include only the direct operating expenses incurred by the Fund, not the indirect costs of investing in the other investment companies.

ADDITIONAL INFORMATION ABOUT THE FUND'S INVESTMENT OBJECTIVE, STRATEGIES AND RELATED RISKS

Investment Objective

The Fund seeks to provide total return that exceeds the total return of the S&P 500 Index over long-term market cycles. Total return is comprised of both capital appreciation and income. The Fund seeks to provide capital appreciation greater than that of the S&P 500 Index, and to maintain dividend levels similar to the S&P 500 Index over the long-term. The Fund’s investment objective is a non-fundamental policy and may be changed upon 60 days’ written notice to shareholders.

Policies and Strategies

The Fund is intended to provide an alternative to the investment strategies used by index funds and traditional actively managed funds. Index funds are unmanaged and designed to very closely track the performance of a particular index. Traditional actively managed funds generally use fundamental research to pick stocks in an attempt to outperform a benchmark index. However, the investment returns of active, fundamental funds often differ significantly, both positively and negatively, from index returns. Thus, while a traditional actively managed fund may have the potential to significantly outperform its benchmark index, there also is a considerable risk that it will significantly underperform that index.

The Fund is actively managed, but uses a quantitative approach to stock selection and portfolio construction, in an attempt to consistently outperform the index while maintaining risk levels (as measured by volatility) similar to that of the S&P 500 Index. Of course, there is no guarantee that any fund will achieve this goal.

The Sub-Adviser believes that the US equity market normally is extremely efficient and all publicly available information related to a company is reflected in its current stock price.  However transitory anomalies exist within the stock market.  The goal is to exploit these inefficiencies and add value to an equity benchmark by using models to identify these anomalies.  The Large Cap Core investment process utilizes a proprietary multi-factor model that seeks to identify stocks that have increasing earnings expectations and sell at low relative valuations.  The Sub-Adviser identifies stocks within industries that it believes have the highest probability of outperforming their peers.  These stocks are selected and purchased using a moderate turnover strategy to prioritize trades.  The Large Cap Core model incorporates multiple factors that need to fulfill five criteria:  they should intuitively make sense, there should be a clear cause and effect relationship between the factor and subsequent performance, they should provide long term excess returns, they should work in a consistent or predictable fashion, and they should be independent of other factors when possible.  The factors can be classified into three broad categories:  earnings momentum, value, and risk aversion.  Risk measurement tools are used to construct a portfolio with what the Sub-Adviser believes is an efficient ratio of risk and return – risk assessment is a key component of the portfolio construction process.

Temporary Investments

To respond to adverse market, economic, political or other conditions, the Fund may invest 100% of its total assets, without limitation, in high-quality short-term debt securities and money market instruments.  These short-term debt securities and money market instruments include shares of other mutual funds, commercial paper, certificates of deposit, bankers’ acceptances, U.S. Government securities and repurchase agreements. While the Fund is in a defensive position, the opportunity to achieve its investment objective will be limited. Furthermore, to the extent that a Fund invests in money market mutual funds for its cash position, there will be some duplication of expenses because the Fund would bear its pro- rata portion of such money market funds’ advisory fees and operational fees.  The Fund may also invest a substantial portion of its assets in such instruments at any time to maintain liquidity or pending selection of investments in accordance with its policies.

Portfolio Holdings Disclosure

A description of the Fund’s policies and regarding the release of portfolio holdings information is available in the Fund’s Statement of Additional Information.

MANAGEMENT OF THE FUND

Investment Adviser

Wayne Hummer Asset Management Company, LLC, 222 South Riverside Plaza, 28th Floor, Chicago, Illinois 60606, serves as the investment adviser to the Fund.  The Adviser was organized in 1981 and also serves as investment adviser to various individual, institutional and fiduciary accounts.

Pursuant to the Investment Advisory Agreement, between the Fund and the Adviser , the Adviser is responsible for selecting the Fund's investments according to the Fund’s investment objective, polices, and restrictions.  The Adviser also provides certain management and administrative services to the Fund, and is permitted to hire a sub-adviser.  The Fund pays the Adviser, on a monthly basis, an annual advisory fee of 0.60% of the Fund’s average daily net assets.  A discussion regarding the basis for the Board’s approval of the Investment Advisory Agreement will be available in the Fund’s semi-annual shareholder report dated September 30, 2009.

The Adviser has agreed contractually to waive all or part of its advisory fee and to reimburse expenses, at least until July 31, 2010, such that the total annual fund operating expenses (exclusive of taxes,  interest, brokerage fees, dividend expense on securities sold short, fees and expenses of other investment companies in which the Fund invests, or extraordinary or non-recurring expenses such as litigation) do not exceed 0.54% of the Fund’s average daily net assets.  Fee waivers and expense reimbursements are subject to possible recoupment from the Fund in future years on a rolling three year basis (within three years after the fees have been waived or reimbursed) if such recoupment can be achieved within the foregoing expense limits.  Fee waiver and reimbursement arrangements can decrease the Fund’s expenses and boost its performance.

The Adviser may pay certain financial intermediaries (which may include banks, brokers, securities dealers and other industry professionals) a fee for providing distribution related services and/or for performing certain administrative servicing functions for Fund shareholders to the extent these institutions are allowed to do so by applicable statute, rule or regulation.  The Fund may from time to time purchase securities issued by financial intermediaries that provide such services; however, in selecting investments for the Fund, no preference will be shown for such securities.

Investment Sub-Adviser

The Adviser has engaged Advanced Investment Partners, LLC, 100 Main Street, Suite 301, Safety Harbor, Florida 34695, as the sub-adviser to the Wayne Hummer Large Cap Core Fund.  The Sub-Adviser is an investment management firm specializing in active quantitative U.S. equity strategies. The Sub-Adviser manages assets for both institutional and private clients.

Subject to the supervision of the Adviser, the Sub-Adviser is responsible for the purchase, retention and sale of securities in the Fund’s portfolio. Pursuant to a Sub-Advisory Agreement, the Adviser pays the Sub-Adviser, on a monthly basis, an annual sub-advisory fee of 0.35% of the Fund’s average daily net assets.  A discussion regarding the basis for the Board’s approval of the Sub-Advisory Agreement will be available in the Fund’s semi-annual shareholder report dated September 30, 2009.

Portfolio Managers

Douglas W. Case and Jon E. Quigley are jointly and primarily responsible for the day-to-day management of the Fund.

Douglas W. Case, CFA

Mr. Case is the Sub-Adviser’s President and Chief Investment Officer.  He is the firm’s founding partner and has also served as the Chairman of its Board of Directors since the firm’s inception in 1997. With over 20 years of investment management experience, Mr. Case has responsibility for the investment team and investment processes employed throughout AIP’s strategies. From 1988 to 1994, Mr. Case was an investment manager with the Florida State Board of Administration, the retirement system for the public employees of the State of Florida. His responsibilities at the State Board included the development and management of all internal quantitative U.S. equity strategies including passive market and style index funds plus active multifactor strategies.  Mr. Case earned a dual undergraduate degree from the University of Pittsburgh in Applied Mathematics and Business Administration and holds an MBA in Finance from Florida State University. He has also obtained the Chartered Financial Analyst designation and is a member of the CFA Institute, The CFA Tampa Bay Society and the Chicago Quantitative Alliance.

Jon E. Quigley, CFA

Mr. Quigley is the Sub-Adviser’s Managing Partner.  He joined the firm in 2000 and has over 13 years of investment experience.  Mr. Quigley leads the management of all client portfolios and provides managerial oversight of the firm’s portfolio managers.  Prior to joining AIP, he was a Portfolio Manager with LBS Capital Management from 1995 to 1999, where he was responsible for the global tactical asset allocation and tactical sector selection strategies.  Mr. Quigley earned a B.A. in Economics from Wake Forest University and has obtained the Chartered Financial Analyst designation. He is a member of the Society of Quantitative Analysts, the CFA Institute, the CFA Tampa Bay Society and the Chicago Quantitative Alliance.

The Fund’s Statement of Additional Information provides additional information about each portfolio manager’s compensation structure, other accounts managed by the portfolio managers, and each portfolio manager’s ownership of Fund shares.

NET ASSET VALUE

Shares of the Fund are sold at net asset value (“NAV”).  The NAV of the Fund is determined at 4:00 p.m. (Eastern Time) on each day the New York Stock Exchange (“NYSE”) is open for business and will be computed by determining the aggregate market value of all assets of the Fund less its liabilities divided by the total number of shares outstanding.  The NYSE is closed on weekends and New Year’s Day, Martin Luther King, Jr. Day, Washington’s Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.  The NAV takes into account the expenses and fees of the Fund, including management, administration, and distribution fees, which are accrued daily.  The determination of NAV for a particular day is applicable to all applications for the purchase of shares, as well as all requests for the redemption of shares, received by the Fund (or an authorized broker or agent, or its authorized designee) before the close of trading on the NYSE on that day.

Generally, the Funds’ securities are valued each day at the last quoted sales price on each security’s primary exchange.  Securities traded or dealt in upon one or more securities exchanges (whether domestic or foreign) for which market quotations are readily available and not subject to restrictions against resale shall be valued: at the last quoted sales price on the primary exchange or, in the absence of a sale on the primary exchange, at the last bid on the primary exchange. If market quotations are not readily available, securities will be valued at their fair market value as determined in good faith and evaluated as to the reliability of the fair value method used by the Board on a quarterly basis, in accordance with procedures approved by the Board.  Securities primarily traded in the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") National Market System for which market quotations are readily available shall be valued using the NASDAQ Official Closing Price.

The Fund may use independent pricing services to assist in calculating the value of the Fund’s securities. Although not part of the Sub-Adviser’s principal investment strategy, the Fund may invest in foreign securities that are primarily listed on foreign exchanges that may trade on weekends or other days when the Fund does not price its shares, the value of the Fund’s portfolio may change on days when you may not be able to buy or sell Fund shares.  In computing the NAV the Fund values foreign securities held by the Fund at the latest closing price on the exchange in which they are traded immediately prior to closing of the NYSE.  Prices of foreign securities quoted in foreign currencies are translated into U.S. dollars at current rates.  If events materially affecting the value of a security in the Fund’s portfolio occurs before the Fund prices its shares, the security will be valued at fair value.  For example, if trading in a portfolio security is halted and does not resume before the Fund calculates its NAV, the Sub-Adviser may need to price the security using the Fund’s fair value pricing guidelines.  Without a fair value price, short-term traders could take advantage of the arbitrage opportunity and dilute the NAV of long-term investors.  Fair valuation of the Fund’s portfolio securities can serve to reduce arbitrage opportunities available to short-term traders, but there is no assurance that fair value pricing policies will prevent dilution of the Fund’s NAV by short term traders.  The determination of fair value involves subjective judgments.  As a result, using fair value to price a security may result in a price materially different from the prices used by other mutual funds to determine net asset value or the price that may be realized upon the actual sale of the security.

With respect to any portion of the Fund’s assets that are invested in one or more open-end management investment companies that are registered under the Investment Company Act of 1940, the Fund’s net asset value is calculated based upon the net asset values of the registered open-end management investment companies in which the Fund invests, and the prospectuses for these companies explain the circumstances under which those companies will use fair value pricing and the effects of using fair value pricing.

HOW TO PURCHASE SHARES

Purchasing Shares

You may purchase shares of the Fund by sending a completed application form to the following address by either regular or overnight mail:

Wayne Hummer Large Cap Core Fund c/o Gemini Fund Services, LLC 4020 South 147th Street, Suite 2 Omaha, Nebraska 68137 1-877-824-3406

Minimum and Additional Investment Amounts

For Class Y shares, the minimum initial investment is $10,000,000.  There is no minimum investment requirement when you are buying shares by reinvesting dividends and distributions from the Fund.  The Fund reserves the right to waive or reduce the investments under certain circumstances.  The Fund may change the investment minimums at any time.

The Fund, however, reserves the right, in its sole discretion, to reject any application to purchase shares.  Applications will not be accepted unless they are accompanied by a check drawn on a U.S. bank, savings and loan, or credit union in U.S. funds for the full amount of the shares to be purchased.  After you open an account, you may purchase additional shares by sending a check together with written instructions stating the name(s) on the account and the account number, to the above address.  Make all checks payable to the “Wayne Hummer Large Cap Core Fund.” The Fund will not accept payment in cash, including cashier’s checks or money orders.  Also, to prevent check fraud, the Fund will not accept third party checks, U.S. Treasury checks, credit card checks, or starter checks for the purchase of shares.

Note:  Gemini Fund Services, LLC (“GFS”), the Fund’s transfer agent, will charge a $25 fee against a shareholder’s account, in addition to any loss sustained by the Fund, for any check returned to the transfer agent for insufficient funds.

The USA PATRIOT Act requires financial institutions, including the Fund, to adopt certain policies and programs to prevent money-laundering activities, including procedures to verify the identity of customers opening new accounts.  As requested on the application, you should supply your full name, date of birth, social security number, and permanent street address.  Mailing addresses containing a P.O. Box will not be accepted.  This information will assist the Fund in verifying your identity.  Until such verification is made, the Fund may temporarily limit additional share purchases.  In addition, the Fund may limit additional share purchases or close an account if it is unable to verify a shareholder’s identity.  As required by law, the Fund may employ various procedures, such as comparing the information to fraud databases or requesting additional information or documentation from you, to ensure that the information supplied by you is correct.

When Order is Processed

All shares will be purchased at the NAV per share next determined after the Fund receives your application or request in good order.  All requests received in good order by the Fund before 4:00 p.m. (Eastern time) will be executed on that same day.  Requests received after 4:00 p.m. will be processed on the next business day.

Good Order:  When making a purchase request, make sure your request is in good order.  “Good order” means your purchase request includes:
  the name of the Fund;
  the dollar amount of shares to be purchased;
  a completed purchase application or investment stub; and
  check payable to "Wayne Hummer Large Cap Core Fund."

Purchase through Brokers

You may invest in the Fund through brokers or agents who have entered into selling agreements with the Fund’s distributor.  These brokers and agents are authorized to designate other intermediaries to receive purchase and redemption orders on behalf of the Fund.  The Fund will be deemed to have received a purchase or redemption order when an authorized broker or its designee receives the order.  The broker or agent may set its own initial and subsequent investment minimums.  You may be charged a fee if you use a broker or agent to buy or redeem shares of the Fund.  Finally, various servicing agents use procedures and impose restrictions that may be in addition to, or different from those applicable to investors purchasing shares directly from the Fund.  You should carefully read the program materials provided to you by your servicing agent.

Purchase by Wire

If you wish to wire money to make an investment in the Fund, please call the Fund at 1-877-942-8434 for wiring instructions and to notify the Fund that a wire transfer is coming.  Any commercial bank can transfer same-day funds via wire. The Fund will normally accept wired funds for investment on the day received if they are received by the Fund’s designated bank before the close of regular trading on the NYSE. Your bank may charge you a fee for wiring same-day funds.

Retirement Plans

You may purchase shares of the Fund for your individual retirement plans.  Please call the Fund at 1-877-942-8434 for the most current listing and appropriate disclosure documentation on how to open a retirement account.

Class Y Shares

Class R shares are sold without any initial sales charge, with a minimum initial investment of $10,000,000 to the following:

(1)

Accounts for which the Adviser or any of its affiliates act as fiduciary, agent, investment adviser or custodian.

(2)

Institutional investors (such as qualified retirement plans, wrap fee plans and other programs charging asset-based fees) that have received authorization from the Distributor.

(3)

Advisory clients of Wayne Hummer Asset Management Company, LLC with a fee-based asset management account.

(4)

Officers and trustees/directors of the Fund, Wayne Hummer Investments L.L.C., Wayne Hummer Asset Management Company, LLC, Wayne Hummer Trust Company Wintrust Financial Corporation (‘‘Wintrust’’), subsidiaries of Wintrust and their immediate families.

(5)

Trustees/directors of any mutual fund sponsored by Wayne Hummer Asset Management Company, LLC.

(6)

Bona fide, full time employees of Wayne Hummer Asset Management Company, LLC, Wayne Hummer Trust Company Wayne Hummer Investments L.L.C., Focused Investments, L.L.C., Wintrust, subsidiaries of Wintrust and their immediate family members.

For these purposes, ‘‘immediate family’’ is defined to include a person’s spouse, parents and children. The initial investment minimum may be waived for persons affiliated with the Adviser and its affiliated entities.]

REDEMPTIONS

Written Redemption Requests

You will be entitled to redeem all or any portion of the shares credited to your accounts by submitting a written request for redemption to:

Regular/Express/Overnight Mail
Wayne Hummer Large Cap Core Fund c/o Gemini Fund Services, LLC 4020 South 147th Street, Suite 2 Omaha, Nebraska 68137 1-877-942-8434

Redeeming by Telephone

The telephone redemption privilege is automatically available to all new accounts, except retirement accounts.  If you do not want the telephone redemption privilege, you must indicate this in the appropriate area on your account application or you must write to the Fund and instruct it to remove this privilege from your account.

The proceeds will be sent by mail to the address designated on your account or wired directly to your existing account in any commercial bank or brokerage firm in the United States as designated on your application.  To redeem by telephone, call 1-877-942-8434.  The redemption proceeds normally will be sent by mail or by wire within three business days after receipt of your telephone instructions.  IRA accounts are not redeemable by telephone.

The Fund reserves the right to suspend the telephone redemption privileges with respect to your account if the name(s) or the address on the account has been changed within the previous 30 days.  Neither the Fund, GFS, nor their respective affiliates will be liable for complying with telephone instructions they reasonably believe to be genuine or for any loss, damage, cost or expenses in acting on such telephone instructions and you will be required to bear the risk of any such loss.  The Fund, GFS, or both, will employ reasonable procedures to determine that telephone instructions are genuine.  If the Fund and/or GFS do not employ these procedures, they may be liable to you for losses due to unauthorized or fraudulent instructions.  These procedures may include, among others, requiring forms of personal identification prior to acting upon telephone instructions, providing written confirmation of the transactions and/or tape recording telephone instructions.

Wire Redemptions

If you request your redemption by wire transfer, you will be required to pay a $15.00 wire transfer fee to GFS to cover costs associated with the transfer but GFS does not charge a fee when transferring redemption proceeds by electronic funds transfer.  In addition, your bank may impose a charge for receiving wires.

Redemptions in Kind

The Fund reserves the right to honor requests for redemption or repurchase orders by making payment in whole or in part in readily marketable securities (“redemption in kind”) if the amount is greater than $250,000 or 1% of the Fund’s assets.  The securities will be chosen by the Fund and valued at the Fund’s NAV.  A shareholder may incur transaction expenses in converting these securities to cash.

When Redemptions are Sent

Once the Fund receives your redemption request in “good order” (as described below), it will issue a check based on the next determined NAV following your redemption request.  Before selling recently purchased shares, please note that if the Fund’s transfer agent has not yet collected payment for the shares you are selling, it may delay sending the proceeds until the payment is collected, which may take up to 10 calendar days from the purchase date.  This procedure is intended to protect the Fund and its shareholders from loss.

Good Order

Your redemption request will be processed if it is in “good order.”  To be in good order, the following conditions must be satisfied:

•

The request should be in writing, unless redeeming by telephone, indicating the number of shares or dollar amount to be redeemed;

•

The request must identify your account number;

•

The request should be signed by you and any other person listed on the account, exactly as the shares are registered; and

•

If you request that the redemption proceeds to be sent to a person, bank or address other than that of record, or if the address was changed within the last 30 days, or if the proceeds of a requested redemption exceed $100,000, the signature(s) on the request must be medallion signature guaranteed by an eligible signature guarantor.

[When You Need Medallion Signature Guarantees

A medallion signature guarantee assures that a signature is genuine and protects you from unauthorized account transfers.  You will need your signature guaranteed if:

•

you wish to change the bank or brokerage account that you have designated on your account;

•

you request a redemption to be made payable to a person not on record with the Fund;

•

you request that a redemption be mailed to an address other than that on record with the Fund;

•

the proceeds of a requested redemption exceed [$100,000]; or

•

any redemption is transmitted by federal wire transfer to a bank other than the bank of record; or

•

your address was changed within 30 days of your redemption request.]

Signatures may be guaranteed by any eligible guarantor institution (including banks, brokers and dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies, and savings associations) or by completing a supplemental telephone redemption authorization form.  Contact the Fund to obtain this form.  Further documentation will be required to change the designated account if shares are held by a corporation, fiduciary, or other organization.  A notary public cannot guaranty signatures.

Retirement Plans

If you own an IRA or other retirement plan, you must indicate on your redemption request whether the Fund should withhold federal income tax.  Unless you elect in your redemption request that you do not want to have federal tax withheld, the redemption will be subject to withholding.

Redeeming through Broker

If shares of the Fund are held by a broker-dealer, financial institution, or other servicing agent, you must contact that servicing agent to redeem shares of the Fund.  The servicing agent may charge a fee for this service.

Low Balances

For regular accounts, if at any time your account balance falls below $5,000,000 and there has been no shareholder activity in the account for the past 12 months, the Fund may notify you that, unless the account is brought up to at least $5,000,000 or you initiate activity in the account within 60 days of the notice; your account could be converted into Class I shares of the Fund.  Class I shares pay annual 12b-1 fees of 0.10%.  After the notice period, the Fund may convert all of your shares into Class I shares.  Your account will not be converted if the account balance drops below $5,000,000 due to a decline in NAV.

TAX STATUS, DIVIDENDS AND DISTRIBUTIONS

Any sale or exchange of the Fund’s shares may generate tax liability (unless you are a tax-exempt investor or your investment is in a qualified retirement account).  When you redeem your shares you may realize a taxable gain or loss.  This is measured by the difference between the proceeds of the sale and the tax basis for the shares you sold.  (To aid in computing your tax basis, you generally should retain your account statements for the period that you hold shares in the Fund.)

The Fund intends to distribute substantially all of its net investment income at least annually and net capital gain annually, typically in December.  The distributions will be reinvested in shares of the Fund unless you elect to receive cash.  Dividends from net investment income (including any excess of net short-term capital gain over net long-term capital loss) are taxable to investors as ordinary income, while distributions of net capital gain (the excess of net long-term capital gain over net short-term capital loss) are generally taxable as long-term capital gain, regardless of your holding period for the shares.  Any dividends or capital gain distributions you receive from the Fund will normally be taxable to you when made, regardless of whether you reinvest dividends or capital gain distributions or receive them in cash.  Certain dividends or distributions declared in October, November, or December will be taxed to shareholders as if received in December if they are paid during the following January.  Each year the Fund will inform you of the amount and type of your distributions.  IRAs and other qualified retirement plans are exempt from federal income taxation.

Your redemptions, including exchanges, may result in a capital gain or loss for federal tax purposes.  A capital gain or loss on your investment is the difference between the cost of your shares, including any sales charges, and the amount you receive when you sell them.

On the account application, you will be asked to certify that your social security number or taxpayer identification number is correct and that you are not subject to backup withholding for failing to report income to the IRS.  If you are subject to backup withholding or you did not certify your taxpayer identification number, the IRS requires each Fund to withhold a percentage of any dividend, redemption or exchange proceeds.  The Fund reserves the right to reject any application that does not include a certified social security or taxpayer identification number.  If you do not have a social security number, you should indicate on the purchase form that your application to obtain a number is pending.  The Fund is required to withhold taxes if a number is not delivered to the Fund within seven days.

This summary is not intended to be and should not be construed to be legal or tax advice to any current holder of the Fund’s shares.  You should consult your own tax adviser to determine the tax consequences of owning the Fund’s shares.

MARKET TIMING

The Fund discourages and does not accommodate market timing.  Frequent trading into and out of the Fund can harm all Fund shareholders by disrupting the Fund’s investment strategies, increasing Fund expenses, decreasing tax efficiency and diluting the value of shares held by long-term shareholders.  The Fund is designed for long-term investors and is not intended for market timing or other disruptive trading activities.  Accordingly, the Fund’s Board has approved policies that seek to curb these disruptive activities while recognizing that shareholders may have a legitimate need to adjust their Fund investments as their financial needs or circumstances change.

The Fund’s transfer agent has a staff that reviews, on a continuing basis, recent trading activity in order to identify trading activity that may be contrary to the Fund's Market Timing Trading Policy.  Although this involves judgments that are inherently subjective and involve some selectivity in their application, the transfer agent seeks to make judgments that are consistent with the interests of the shareholders.

The Fund reserves the right to reject or restrict purchase requests for any reason, particularly when a shareholder's trading activity suggests that the shareholder may be engaged in market timing or other disruptive trading activities.  Neither the Fund nor the transfer agent is liable for any losses resulting from rejected purchase orders.  The Fund may also bar an investor who has violated these policies (and the investor's financial advisor) from opening new accounts with the Fund.

Although the Fund attempts to limit disruptive trading activities, some investors use a variety of strategies to hide their identities and their trading practices.  There can be no guarantee that the Fund will be able to identify or limit these activities.  Omnibus account arrangements are common forms of holding shares of the Fund.  While the Fund  encourage financial intermediaries to apply the Fund’s Market Timing Trading Policy to their customers who invest indirectly in the Fund, the Fund is limited in its ability to monitor the trading activity or enforce the Fund’s Market Timing Trading Policy with respect to customers of financial intermediaries.  For example, should it occur, the Fund may not be able to detect market timing that may be facilitated by financial intermediaries or made difficult to identify in the omnibus accounts used by those intermediaries for aggregated purchases and redemptions on behalf of all their customers.  More specifically, unless the financial intermediaries have the ability to apply the Fund’s Market Timing Trading Policy to their customers through such methods as implementing short-term trading limitations or restrictions and monitoring trading activity for what might be market timing, the Fund may not be able to determine whether trading by customers of financial intermediaries is contrary to the Fund’s Market Timing Trading Policy.  However, the Fund will ensure that financial intermediaries maintaining omnibus accounts on behalf of the Fund enter into an agreement with the Fund to provide shareholder transaction information, to the extent know to the financial intermediary, to the Fund upon request.  If the Fund or its transfer agent or shareholder servicing agent suspects there is market timing activity in the account, the Fund will seek full cooperation from the service provider maintaining the account to identify the underlying participant.  At the request of the Fund, the service provider may take immediate action to stop any further short-term trading by such participant.

DISTRIBUTION OF SHARES

Distributor

Northern Lights Distributors, LLC, 4020 South 147th Street, Omaha, Nebraska 68137, is the distributor for the shares of the Fund.  Northern Lights Distributors, LLC is a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc.  Shares of the Fund are offered on a continuous basis.

Other Classes

In addition to the Class Y shares offered in this Prospectus, the Fund offers Class A and I shares by a separate prospectus. Class A and I shares pay annual 12b-1 fees of 0.35% and 0.10%, respectively.

NOTICE OF PRIVACY POLICY & PRACTICES

Your privacy is important to us.  The Fund is committed to maintaining the confidentiality, integrity, and security of your personal information.  When you provide personal information, the Fund believes that you should be aware of policies to protect the confidentiality of that information.

The Fund collects the following nonpublic personal information about you:

•

Information we receive from you on or in applications or other forms, correspondence, or conversations, including, but not limited to, your name, address, phone number, social security number, assets, income, and date of birth; and

•

Information about your transactions with us, our affiliates, or others, including, but not limited to, your account number and balance, payments history, parties to transactions, cost basis information, and other financial information.

The Fund does not disclose any nonpublic personal information about our current or former shareholders to nonaffiliated third parties, except as permitted by law.  For example, the Fund is permitted by law to disclose all of the information we collect, as described above, to our transfer agent to process your transactions.  Furthermore, the Fund restricts access to your nonpublic personal information to those persons who require such information to provide products or services to you.  The Fund maintains physical, electronic, and procedural safeguards that comply with federal standards to guard your nonpublic personal information.

In the event that you hold shares of the Fund through a financial intermediary, including, but not limited to, a broker-dealer, bank, or trust company, the privacy policy of your financial intermediary would govern how your nonpublic personal information would be shared with non-affiliated third parties.

WAYNE HUMMER LARGE CAP CORE FUND

Adviser	Wayne Hummer Asset Management Company, LLC 222 South Riverside Plaza, 28th Floor Chicago, Illinois 60606
Sub-Adviser	Advanced Investment Partners, LLC 100 Main Street, Suite 301 Safety Harbor, Florida 34695
Distributor	Northern Lights Distributors, LLC 4020 South 147th Street Omaha, Nebraska 68137
Legal Counsel	Thompson Hine LLP 312 Walnut Street, 14th Floor Cincinnati, Ohio 45202-4089
Transfer Agent	Gemini Fund Services, LLC 4020 South 147th Street, Suite 2 Omaha, NE 68137
Custodian	First National Bank of Omaha 1620 Dodge Street Omaha, NE 68137

Additional information about the Fund, including the Fund’s policies and procedures with respect to disclosure of the Fund’s portfolio holdings, is included in the Fund’s Statement of Additional Information dated [June 1, 2009] (the “SAI”).  The SAI is incorporated into this Prospectus by reference (i.e., legally made a part of this Prospectus).  The SAI provides more details about the Fund’s policies and management.  Additional information about the Fund’s investments will also be available in the Fund’s Annual and Semi-Annual Reports to Shareholders.

To obtain a free copy of the SAI or other information about the Fund, or to make shareholder inquires about the Fund, please call 1-877-942-8434 or visit www.whummer.com.  You may also write to:

Wayne Hummer Large Cap Core Fund

c/o Gemini Fund Services, LLC

4020 South 147th Street, Suite 2

Omaha, Nebraska 68137

You may review and obtain copies of the Fund’s information at the SEC’s Public Reference Room in Washington, D.C.  Please call 1-202-551-8090 for information relating to the operation of the Public Reference Room.  Reports and other information about the Fund are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov.  Copies of the information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section, Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-0102.

Investment Company Act File #811-21720

Wayne Hummer Large Cap Core Fund

4020 South 147th St. • Suite 2 • Omaha, NE 68137

1-877-942-8434